Exhibit 10.29

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND BARBARA J. COMLY

THIS AMENDMENT NO. 1 (“Amendment”) is entered into, effective as of August 4, 2023, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540 (“MIH” or the “Company”), and BARBARA J. COMLY (“Executive”).

RECITALS:

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of January 1, 2022 (the “Agreement”);

WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein; and

WHEREAS, the Company and Executive desire that Executive continue to be employed by the Company as its Executive Vice President, General Counsel and Corporate Secretary pursuant to the terms of the Agreement as amended by this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             The Company and Executive confirm that the Agreement is in full force and effect and shall remain in full force and effect except as specifically modified by this Amendment as set forth herein.

2.             Section 2 of the Agreement entitled “Term of Agreement” shall be amended to read in its entirety as follows:

2.             Term of Agreement.

(a)            This Agreement shall commence as of December 1, 2012 (the “Effective Date”) and shall continue in effect for a period expiring on December 31, 2026, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). This Agreement shall thereafter automatically renew for one (1) additional one (1) year period (a “Renewal Term”), if not sooner terminated pursuant to Section 6 below, unless at least ninety (90) days prior to the expiration of the Initial Term, either party gives notice to the other in accordance with this Agreement that such party does not wish to so extend the term. The parties may agree to continue this Agreement on a year to year basis for one (1) or more additional renewal terms after the expiration of the initial Renewal Term by a written amendment signed by the parties (each an additional Renewal Term). During any Renewal Term, the applicable terms and conditions of this Agreement shall continue to apply. References in this Agreement to the “Term” shall mean only the Initial Term or any Renewal Term, in each case as is then in effect.

(b)            Notwithstanding the above, if during the Term the Company enters into a Corporate Transaction or obtains Qualified Public Company Status (as such terms are defined below) at a time that the remaining Term is less than one (1) year, Executive shall continue in Executive’s then current roles for one (1) additional year from and after the date of the first to occur of the above-referenced corporate events. During any such extended Term, the terms and conditions of this Agreement shall continue to apply.

(i)             For the purposes of this Agreement, a “Corporate Transaction” shall have the meaning ascribed to such term under the Company's 2021 Stock Option and Incentive Plan for Employees and Consultants (the “2021 Plan”).

(ii)            For the purposes of this Agreement, “Qualified Public Company Status” shall mean the common stock of the Company is registered on one or more national securities exchanges in the U.S.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Talal Jassim Al-Bahar
Talal Jassim Al-Bahar
Authorized Signer and Member of the Board of Directors and Compensation Committee

EXECUTIVE

/s/ Barbara J. Comly
Barbara J. Comly
Executive Vice President, General Counsel and Corporate Secretary

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